Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB COMPLETES ISSUANCE OF $50 MILLION OF NEW SENIOR SECURED NOTES

OKLAHOMA CITY, Oklahoma — November 10, 2015 — LSB Industries, Inc. (NYSE: LXU) (“LSB”) announced that it completed its private placement of $50 million aggregate principal amount of senior secured notes to an affiliate of Security Benefit Corporation that it previously announced on November 6, 2015. The notes were sold at a price of 100% of their face value. LSB intends to use the net proceeds from the sale of notes primarily for the completion of construction of an ammonia plant, nitric acid plant and concentrator at its chemical facility located in El Dorado, Arkansas

The notes were issued with a 12% annual interest rate, subject to a limited reset based on certain circumstances but in any event not to exceed a 13.5% annual interest rate. The notes will mature in August 2019, and we have the right to redeem the notes beginning August 2016 at 106%, August 2017 at 103%, and after August 2018 at par. These notes are pari passu obligations with and share in the note collateral of our existing $425 million aggregate principal amount of 7.75% Senior Secured Notes issued in 2013, and they have substantially similar covenants and events of default.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, and will therefore be subject to substantial restrictions on transfer.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sales of notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About LSB Industries, Inc.

LSB is a manufacturing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining, and industrial markets, and the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular chillers, large custom air handlers and make-up air units.

Forward Looking Statement

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by use of the words “will”, “believes”, “expects”, “estimates”, “intends”, “anticipates”, “plans to”, “should”, “estimates”, “projects”, or similar expressions, including, without limitation, the completion of construction of an ammonia plant, nitric acid plant and concentrator at its chemical facility located in El Dorado, Arkansas and the various factors described in the “Special Note Regarding Forward-Looking Statements,” and the “Risk Factors” contained in our 10-K for the year ended December 31, 2014, and Form 10-Q for quarter ended September 30, 2015. These forward looking statements speak only as of the date of this press release, and LSB expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LSB’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Linda Latman (212) 836-9609 The Equity Group Inc.

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